Exhibit 10.1
BONUS AND GENERAL RELEASE AGREEMENT

In exchange for the terms, conditions and releases set forth below, Nektar Therapeutics (“Nektar” or the “Company”) and Nevan C. Elam (“you”) hereby agree as follows:

1.           Effective Date.  This Agreement will become effective on the eighth day after you sign and deliver this Agreement to the Company (the “Effective Date”), provided that you do not revoke this Bonus and General Release Agreement (this “Agreement”) before such date pursuant to Paragraph 8(c) below.

2.           Resignation.  You hereby resign as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates, effective as of December 31, 2008 (the “Separation Date”).  The Company and each of its affiliates hereby accept such resignation effective as of the Separation Date.  You waive any right or claim to reinstatement as an employee of the Company or any of its affiliates by which you were previously employed.  Following the Separation Date, you shall not be authorized to transact any business on behalf of the Company or any its affiliates or subsidiaries.

3.           Transaction Bonus.  On October 20, 2008, the Company entered into an asset purchase agreement with Novartis Pharmaceuticals Corporation (and certain of its affiliates) pursuant to which the Company had agreed to sell and transfer certain assets of the pulmonary business unit (the “Transaction”).  In recognition of your leadership role in the Transaction, provided that the Transaction is finally closed and you comply with all the terms of this Agreement, the Company will pay you a bonus in the amount of two hundred fifty thousand dollars ($250,000.00) within the three (3) business days following the later of the closing of the Transaction or the Separation Date.

4.           Separation Consideration.  Provided that you comply with all of the terms of this Agreement, the Company shall provide you with the following severance benefits (the “Separation Benefits”):  (a)  the Company will make a separation payment to you within three (3) business days following the Effective Date in the amount of six hundred thirty thousand two hundred ninety-six dollars ($630,296.00), less all applicable withholdings and standard deductions; (b) all of your outstanding unvested stock options to purchase the Company’s common stock will become immediately and automatically vested in full; and (c) all of your outstanding and vested stock options (including those stock options that were automatically vested pursuant to this paragraph 4) will remain exercisable for a period of fifteen (15) months following the Separation Date and, to the extent not exercised on or before the last day of such period shall terminate at the close of business on such day; provided, however, that in all events each of your stock options shall be subject to earlier termination at the end of the maximum term of such stock option or in connection with a change in control of the Company as provided in the applicable plan and/or option agreement that evidences such stock option (please refer to Paragraph 19 regarding the expiration of any restricted stock unit awards that may be held by you, if any); and (d) provided that you timely exercise your right to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the monthly health insurance coverage premiums for you and your eligible dependents for a period commencing on the Separation Date and ending on the earlier to occur of (x) the twelve month anniversary of the Separation Date, and (y) the date you become eligible to receive health insurance coverage from a subsequent employer.  You shall notify the Company promptly upon accepting employment with any other person or entity, but no later than three calendar days prior to commencing such employment, and at the same time, you shall notify the Company whether you are eligible to receive health coverage in connection with such employment.  To the extent that the payment of any COBRA premiums pursuant to the foregoing clause (c) is taxable to you, any such payment shall be made to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred, your right to payment of such premiums shall not be subject to liquidation or exchange for another benefit, and the amount of such benefits that you receive in one taxable year shall not affect the amount of such benefits that you receive in any other taxable year.  You acknowledge that the Separation Benefits include payments that you would not otherwise be entitled to receive, now or in the future, without entering into this Agreement, and constitute valuable consideration for the promises and undertakings set forth in this Agreement.

5.           Payment of Salary and Expenses.  On your Separation Date, the Company will pay to you all accrued and unpaid salary and any accrued but unused paid time off as of the Separation Date (collectively, the “Accrued Obligations”).  In the event that you have a negative paid time off balance, you agree that such amount will be deducted from the Company’s payment to you of your Accrued Obligations.  By signing below, you acknowledge and represent that, upon receiving the Accrued Obligations, you will have received all salary, wages, bonuses, accrued vacation and paid time off, and all other benefits and compensation due to you through the Separation Date.  You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

6.           Return of Property; Proprietary Information Agreement.  Within five days following the Separation Date, you shall return to the Company any and all property of the Company or any of its affiliates (collectively, the “Company Group”), including, but not limited to, documents (in whatever paper or electronic form they exist), things relating to the business of the Company Group and all intellectual, electronic and physical property belonging to the Company Group that is in your possession or control, including but not limited to any computers, cell phones, blackberries, emails, documents, power point presentations, business plans, financial plans, personnel information and/or financial statements belonging to the Company Group or that contain confidential information of the Company Group; provided that you will be allowed to retain your company lap top provided that you allow the Company’s IT personnel to make a copy of the data on the laptop.  Your signature below constitutes your certification that you have returned all documents and other items provided to you by the Company Group, developed or obtained by you as a result of your employment with the Company Group, or otherwise belonging to the Company Group.  You hereby reaffirm and agree to observe and abide by the terms of your Employee Agreement (the “Employee Agreement”) with the Company, specifically including the provisions therein regarding assignment of inventions, nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of employees of the Company Group.  The obligations under the Employee Agreement that survive the termination of your employment are specifically incorporated herein by reference.

7.           Release of Claims.  You agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company and its officers, directors, agents and employees, and is satisfactory consideration for the release of claims set forth herein.  On behalf of yourself, and your respective heirs, family members, executors and assigns, you hereby fully and forever release the Company and its past and present subsidiaries and affiliates, and each of their past, present and future officers, agents, directors, employees, investors, stockholders, administrators, attorneys, representatives, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (the “Releasees”), from, and agree not to sue or institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, cause of action, charge, controversy, duty, obligation, demand, loss, cost, debt, damages, penalties, judgment, order, or liability relating to or arising out of any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date you sign this Agreement (collectively “Claims”).  The released Claims include, but are not limited to:  (i) any and all Claims relating to or arising from your employment relationship with the Company and the termination of that relationship, including any Claims with respect to wages, bonuses, commissions, vacation pay, or any other form or amount of compensation, or any Claim arising out of that certain letter agreement between you and the Company dated September 18, 2007 (the “2007 Letter Agreement”) and/or the Company’s Change of Control Severance Plan; (ii) any and all Claims relating to, or arising from, your right to receive or purchase any form of equity in the Company or any Releasee, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; (iii) any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (iv) any and all Claims for violation of any federal, state or municipal law, regulation, ordinance, constitution or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; the California Fair Employment and Housing Act; the California Family Rights Act; and the California Labor Code, including, but not limited to section 201, et seq,. section 970, et seq., sections 1400-1408; and all amendments to each such Act as well as the regulations issued thereunder; and (v) any and all Claims for attorneys' fees and costs.

Notwithstanding the foregoing, nothing in this Paragraph 7 shall release (i) any obligations owed by the Company expressly described in this Agreement, (ii) any claims you may have for indemnification under any indemnification agreement that you have with the Company, any of the Company’s charter documents, or under California Labor Code Section 2802 or other applicable law, or for coverage under any of the Company’s directors’ and officers’ liability insurance policies; (iii) your claims for any benefits that are vested as of the Separation Date under the Company’s health, welfare or 401(k) plans; (iv) your rights with respect to your vested equity awards referenced in Paragraph 4; (v) your claims for underlying workers’ compensation benefits; or (vi) any claims pursuant to Paragraph 8(e) of this Agreement.

8.           Acknowledgment of Waiver of Claims under ADEA.  You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing that:

(a)         you should consult with an attorney prior to executing this Agreement;

(b)         you have at least twenty-one (21) days within which to consider this Agreement and, if you wish to execute this Agreement prior to expiration of such 21-day period, you should execute the Acknowledgement and Waiver attached hereto as Exhibit A;

(c)         you have seven (7) days following the date that you sign this Agreement to revoke the Agreement; provided, however, that any such revocation must be in writing and delivered to the Company’s General Counsel at the Company’s principal office, by close of business on or before the seventh day from the date that you sign this Agreement;

(d)         this Agreement shall not be effective until the eighth day after you execute and do not revoke this Agreement; and

(e)         nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

9.           Civil Code Section 1542/Unknown Claims.  You represent that you are not aware of any claims against the Releasees other than the claims that are released by this Agreement.  You acknowledge that you have had the opportunity to be advised by legal counsel and are familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any statute or common law principles of similar effect.

10.           No Pending or Future Lawsuits.  You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against any of the Releasees.  You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against any of the Releasees.  You also promise to opt out of any class or representative action and to take such other steps as you have the power to take to disassociate yourself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the claims released in this Agreement.

11.           Confidentiality of Agreement. You agree to keep the existence and terms of this Agreement in the strictest confidence and, except as required by law, not reveal the existence or terms of this Agreement to any persons except your immediate family, your attorney, and your financial advisors (and to them only provided that they also agree to keep the information completely confidential), and the court in any proceedings to enforce the terms of this Agreement.

12.           Non-Disparagement.  Each party agrees not to make any oral or written statement that disparages or criticizes the other party, and in your case, the Company’s management, employees, products or services, or damages the other party’s reputation or impairs the other party’s normal operations; provided, however, that nothing in this Agreement shall prohibit either party from providing truthful information or testimony in response to any court order, subpoena, or government investigation, or in connection with any legal proceeding between the Company and you.  For the purposes of this Section 12, the reference to the Company as a party to this Agreement includes only the Company’s officers that are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, and the members of its Board of Directors.

13.           Litigation/Audit Cooperation.  Following the Separation Date, you shall reasonably cooperate with the Company or any other member of the Company Group in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to your employment with or service as a member of the board of directors of any member of the Company Group (collectively, “Litigation”); or (b) any audit of the financial statements of any member of the Company Group with respect to the period of time when you were employed by any member of the Company Group (“Audit”).  You acknowledge that such cooperation may include, but shall not be limited to, your making yourself available to the Company or any other member of the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any member of the Company Group pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any member of the Company Group, in a form and within a time frame requested by the Company’s Board of Directors, with respect to the Company or any member of the Company Group’s opening balance sheet valuation of intangibles and financial statements for the period in which you were employed by the Company or any member of the Company Group; and (v) turning over to the Company or any member of the Company Group any documents relevant to any Litigation or Audit that are or may come into your possession.  The Company shall reimburse you for reasonable travel expenses incurred in connection with providing the services under this Paragraph 13, including lodging and meals, upon your submission of receipts.   In the event your assistance to the Company under this Paragraph 13 exceeds 10 hours in any given calendar month, the Company shall pay you at a rate of $150 per hour for all time that you incur in providing the services described in this Paragraph 13 exceeding 10 hours in any given calendar month.  You shall submit an invoice to the Company on the 15th day of each month following any month in which you provide services that details the date, amount of time and a description of the services for each day that you provides services pursuant to this Paragraph 13.

14.           Entire Agreement.  Except for the Employee Agreement and the written awards agreements that evidence your Options and RSUs and any indemnification agreement you have with the Company, this Agreement constitutes the entire agreement between you and the Company concerning your employment with and separation from the Company and all the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings, both written and oral, concerning your relationship with the Company (including, without limitation, the 2007 Letter Agreement).

15.           No Admission of Liability.  Each party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all potential disputed claims.  No action taken by the either party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by such party of any fault or liability whatsoever to the other party or to any third party.

16.           Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Similarly, you represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement.  The Company and you each warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.           Solicitation of Employees.  You agree that for a period of twelve (12) months immediately following the Separation Date, you shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to terminate their employment with the Company, or attempt to solicit, induce, recruit, or encourage employees of the Company to become employed or engaged as a consultant, either for yourself or for any other person or entity.  Furthermore, you understand and acknowledge that the Company may at its sole discretion notify any new employer of your ongoing rights and obligations under this Agreement and the Employee Agreement.

18.           Material Breaches of Agreement.  You acknowledge and agree that any breach of Paragraphs 6, 7, 8, 10, 12, or 17 shall constitute a material breach of the Agreement and in the case of a breach by you, shall entitle the Company immediately to recover the consideration described in Paragraph 4 above, except as provided by law and except for $10,000 of such amount which, in any event, the parties agree is good and adequate consideration (in and of itself) for the releases set forth in Paragraph 7.  In the event that the Company or you brings an action to enforce or effect their rights under this Agreement, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and expenses incurred in connection with such an action.

19.            Restricted Stock Units.  In the event you hold any restrict stock unit awards that are unvested as of the Separation Date, such awards are hereby cancelled as of the Separation Date and you have no further rights with respect thereto or in respect thereof.  You hereby acknowledge and agree that, except for the terms related to your stock options set forth above in Paragraph 4, you have no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any of its affiliates or subsidiaries.

20.           Waivers; Modifications.  No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and, then, only to the specific purpose, extent and instance so provided.  This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by you and an authorized representative of the Company.

21.           Severability.  If any provision of the Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application.

22.           Counterparts.  The Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23.           Choice of Law.  The Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

24.           Voluntary Execution of Agreement; Legal Counsel.  You and the Company each recognize that this is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  You agree and acknowledge that you have read and understand this Agreement, are entering into it freely and voluntarily, and have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

AGREED AND ACCEPTED:

Nektar Therapeutics

/s/ Dorian Rinella	/s/ Nevan C. Elam
By: Dorian Rinella	Nevan C. Elam
Title: SVP, Human Resources
Date: December 26, 2008	Date: December 27, 2008

EXHIBIT A

ACKNOWLEDGEMENT AND WAIVER

I, Nevan C. Elam, hereby acknowledge that I was given 21 days to consider the foregoing Separation and General Release Agreement and voluntarily chose to sign the Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.

EXECUTED this 29th day of December 2008.

By:	/s/ Nevan C. Elam
Nevan C. Elam